Exhibit 10.6

assignment AND ASSUMPTION of PURCHASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT (this “Assignment”) is entered into as of July 14, 2016 by and between CARROLL ACQUISITIONS, LLC, a Georgia limited liability company (“Assignor”), and BR CARROLL TENSIDE, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and WATERTON TENSIDE OWNER, L.L.C., a Delaware limited liability company (“Seller”), entered into that certain Agreement of Purchase and Sale dated May 25, 2016 (the “Agreement”), with respect to that certain real property and related appurtenances commonly known as Tenside Apartments, and located in Atlanta, Georgia, all as more particularly described in the Agreement (the “Property”); and

WHEREAS, Assignor desires to assign all of Assignor’s right, title and interest in and to the Agreement to Assignee so that Assignee may acquire the Property;

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties agree as follows:

1.              Assignment. Effective as of the date hereof, Assignor hereby assigns, conveys, transfers and sets over to Assignee all of Assignor’s right, title and interest in, to and under the Agreement and Assignee shall succeed to all of Assignor's right, title and interests in, to and under the Agreement effective as of the date hereof, including, without limitation, the Earnest Money (as such term is defined in the Agreement) deposited by Assignor pursuant to the Agreement.

2.              Assumption. Assignee hereby accepts the foregoing assignment and assumes all of the rights, duties, obligations and liabilities of Assignor in, to and under the Agreement, relating to, with respect to or in connection with the Agreement, whenever arising or accruing. Notwithstanding such assignment, Assignor is not released from and shall also remain fully liable for all liabilities, and the timely performance of all duties and obligations of the Buyer (as such term is defined in the Agreement) under the Agreement. Seller is an intended third party beneficiary of this Agreement.

3.              Governing Law. This Assignment shall be governed by and construed in accordance with the substantive internal laws of the State of Georgia without regard to the principles of conflicts of laws.

4.              Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns. The parties shall execute and deliver such further and additional instruments, agreements, and other documents as may be necessary to evidence or carry out the provisions of this Assignment.

5.              Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document. Signatures to this Assignment transmitted by facsimile or email shall be binding on the party transmitting such signatures and such party shall not use as a defense against the enforceability of this Assignment the fact that such signature so transmitted is not an original.

IN WITNESS WHEREOF, the parties have executed this Assignment as their free and voluntary act and deed, on the date indicated above.

ASSIGNOR:

CARROLL ACQUISITIONS, LLC, a Georgia limited liability company

By:	/s/ Josh Champion
Name: Josh Champion Title: Authorized Signatory

ASSIGNEE:

BR CARROLL TENSIDE, LLC, a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy Title: Authorized Signatory